UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                 ANADIGICS, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    032515108

                                 (CUSIP Number)

                               September 21, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 27 Pages

CUSIP No. 032515108                 13G                     Page 2 of 27 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 3 of 27 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Latitude Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 4 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 5 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            BA multi Strategy Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 6 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 7 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 8 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 9 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            RCG Baldwin, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 10 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 11 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 12 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 13 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                              2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 14 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 15 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 16 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 17 of 27 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,380,952

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,380,952
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,380,952
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                 13G                     Page 18 of 27 Pages

Item 1.

(a)  Name of Issuer

            ANADIGICS, Inc., a Delaware corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

        141 Mt. Bethel Road
        Warren, New Jersey 07059

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            RCG Latitude Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            RCG Halifax Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            BA multi Strategy Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            RCG Muti-Strategy Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius, LP
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

CUSIP No. 032515108                 13G                     Page 19 of 27 Pages


            RCG Baldwin, LP
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            RCG Asia Advisors, LLC
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Ramius Advisors, LLC
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Ramius Securities, LLC
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            C4S & Co., L.L.C.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Peter A. Cohen
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Morgan B. Stark
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Thomas W. Strauss
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Jeffrey M. Solomon
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

Item 2(d)  Title of Class of Securities

            Common Stock, par value $0.01 per share ("Common Stock")

CUSIP No. 032515108                 13G                     Page 20 of 27 Pages


Item 2(e)  CUSIP Number

            032515108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a)     [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
            78o).

(b)     [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     [ ] Insurance company as defined in Section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)     [ ] Investment company registered under Section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)     [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f)     [ ] An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F);

(g)     [ ] A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G);

(h)     [ ] A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 117,600 shares of Common Stock currently issuable to Xavex Convertible Arbitrage Fund 5, a Jersey trust ("Xavex") upon the conversion of that certain 5% convertible senior note due October 15, 2009,
(ii) 21,999.978 shares of Common Stock currently issuable to Xavex upon the conversion of that certain 5% convertible senior note due November 15, 2006,
(iii) 930,000 shares of Common Stock currently issuable to RCG Latitude Master Fund, Ltd., a Cayman Islands company ("Latitude") upon the conversion of that certain 5% convertible senior note due October 15, 2009, (iv) 140,523.664 shares of Common Stock currently issuable to Latitude upon the conversion of that certain 5% convertible senior note due November 15, 2006, (v) 188,600 shares of Common Stock currently issuable to RCG Halifax Fund, Ltd., a Cayman Islands

CUSIP No. 032515108                 13G                     Page 21 of 27 Pages


company ("Halifax") upon the conversion of that certain 5% convertible senior note due October 15, 2009, (vi) 12,809.511 shares of Common Stock currently issuable to Halifax upon the conversion of that certain 5% convertible senior note due November 15, 2006, (vii) 65,200 shares of Common Stock currently issuable to BA multi Strategy Fund, Ltd., a Cayman Islands company ("BA multi Strategy") upon the conversion of that certain 5% convertible senior note due October 15, 2009, (viii) 12,238.083 shares of Common Stock currently issuable to BA multi Strategy upon the conversion of that certain 5% convertible senior note due November 15, 2006, (ix) 140,000 shares of Common Stock currently issuable to RCG Multi-Strategy Master Fund, Ltd., a Cayman Islands company ("RCG Multi-Strategy") upon the conversion of that certain 5% convertible senior note due October 15, 2009, (x) 26,190.45 shares of Common Stock currently issuable to RCG Multi-Strategy upon the conversion of that certain 5% convertible senior note due November 15, 2006, (xi) 428,200 shares of Common Stock currently issuable to Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund") upon the conversion of that certain 5% convertible senior note due October 15, 2009, (xii) 24,047.595 shares of Common Stock currently issuable to Ramius Master Fund upon the conversion of that certain 5% convertible senior note due November 15, 2006, (xiii) 108,400 shares of Common Stock currently issuable to Guggenheim Portfolio Co. XV, LLC, a Delaware limited liability company ("Guggenheim") upon the conversion of that certain 5% convertible senior note due October 15, 2009, (xiv) 20,333.313 shares of Common Stock currently issuable to Guggenheim upon the conversion of that certain 5% convertible senior note due November 15, 2006, (xv) 15,600 shares of Common Stock currently issuable to Ramius, LP, a Delaware limited partnership ("Ramius, LP") upon the conversion of that certain 5% convertible senior note due October 15, 2009,
(xvi) 2,952.378 shares of Common Stock currently issuable to Ramius, LP upon the conversion of that certain 5% convertible senior note due November 15, 2006,
(xvii) 59,400 shares of Common Stock currently issuable to RCG Baldwin, LP, a Delaware limited partnership ("Baldwin") upon the conversion of that certain 5% convertible senior note due October 15, 2009,(xviii) 11,095.227 shares of Common Stock currently issuable to Baldwin upon the conversion of that certain 5% convertible senior note due November 15, 2006, (xix) 47,000 shares of Common Stock currently issuable to Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") upon the conversion of that certain 5% convertible senior note due October 15, 2009 and (xx) 8,761.896 shares of Common Stock currently issuable to Ramius Capital upon the conversion of that certain 5% convertible senior note due November 15, 2006. Each Reporting Person disclaims beneficial ownership of any shares of Common Stock directly owned by another Reporting Person.

                Note: Ramius Capital is the investment advisor of Xavex, Latitude, Halifax, BA multi Strategy and Guggenheim and has the power to direct some of the affairs of Xavex, Latitude, Halifax, BA multi Strategy and Guggenheim, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. RCG Asia Advisors, LLC, a Delaware limited liability company ("RCG Asia") is the investment advisor of RCG Multi-Strategy. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and the general partner of Ramius, LP and Baldwin. RCG Asia and Ramius Advisors are wholly-owned subsidiaries of Ramius Capital. Ramius Securities, LLC, a Delaware limited liability company ("Ramius Securities") is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations.

CUSIP No. 032515108                 13G                     Page 22 of 27 Pages


            (b) Percent of class:

                Approximately 6.83% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2004, there were 32,457,561 shares of Common Stock issued and outstanding as of July 3, 2004. In addition, 2,380,952 shares of Common Stock are currently issuable to the Reporting Persons upon conversion of the 5% convertible senior notes due October 15, 2009 and the 5% convertible senior notes due November 15, 2006 referred to in Item 4(a) above.)

            (c) Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote

                             0

                       (ii)  Shared power to vote or to direct the vote

                             2,380,952 shares of Common Stock.

                       (iii) Sole power to dispose or to direct the disposition
                             of

                             0

                       (iv) Shared power to dispose or to direct the disposition of

                             2,380,952 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

            Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.

Item 8.  Identification and Classification of Members of the Group

            See Exhibit I.

Item 9.  Notice of Dissolution of Group

            Not applicable.

CUSIP No. 032515108                 13G                     Page 23 of 27 Pages


Item 10. Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of October 6, 2004, by and among Ramius Capital, Latitude, Halifax, BA multi strategy, RCG Multi-Strategy, Ramius Master Fund, Ramius, LP, Baldwin, RCG Asia, Ramius Advisors, Ramius Securities, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 032515108                 13G                     Page 24 of 27 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: October 6, 2004

RAMIUS CAPITAL GROUP, LLC                    RCG LATITUDE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                       By: Ramius Capital Group, LLC,
    as Managing Member                           its Investment Advisor

By: /s/ Jeffrey M. Solomon                   By: C4S & Co., L.L.C.,
   -----------------------------                 as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member
                                             By: /s/ Jeffrey M. Solomon
                                                ------------------------------
                                                Name:  Jeffrey M. Solomon
                                                Title: Managing Member

RCG HALIFAX FUND, LTD.                       BA MULTI STRATEGY FUND, LTD.

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Investment Advisor

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

RCG MULTI-STRATEGY MASTER FUND, LTD.         RAMIUS MASTER FUND, LTD.

By: RCG Asia Advisors, LLC,                  By: Ramius Advisors, LLC,
    its Investment Advisor                       its Investment Advisor

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Managing Member                          its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

CUSIP No. 032515108                 13G                     Page 25 of 27 Pages


RAMIUS, LP                                   RCG BALDWIN, LP

By: Ramius Advisors, LLC,                    By: Ramius Advisors, LLC,
    its Investment Advisor                       its Investment Advisor

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Managing Member                          its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

RCG ASIA ADVISORS, LLC                       RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Managing Member                          its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

RAMIUS SECURITIES, LLC                       C4S & CO., L.L.C.

By: Ramius Capital Group, LLC,               By: /s/ Jeffrey M. Solomon
    its Managing Member                         Name:  Jeffrey M. Solomon
                                                Title: Managing Member
By: C4S & Co., L.L.C.,
    its Managing Member

By: /s/ Jeffrey M. Solomon
   -----------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

MORGAN B. STARK                              PETER A. COHEN



/s/ Morgan B. Stark                          /s/ Peter A. Cohen
-----------------------------                ------------------------------


THOMAS W. STRAUSS                            JEFFREY M. SOLOMON



/s/ Thomas W. Strauss                        /s/ Jeffrey M. Solomon
-----------------------------                ------------------------------

CUSIP No. 032515108                 13G                     Page 26 of 27 Pages


                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of ANADIGICS, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of October 6, 2004

RAMIUS CAPITAL GROUP, LLC                    RCG LATITUDE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                       By: Ramius Capital Group, LLC,
    as Managing Member                           its Investment Advisor

By: /s/ Jeffrey M. Solomon                   By: C4S & Co., L.L.C.,
   -----------------------------                 as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member
                                             By: /s/ Jeffrey M. Solomon
                                                ------------------------------
                                                Name:  Jeffrey M. Solomon
                                                Title: Managing Member

RCG HALIFAX FUND, LTD.                       BA MULTI STRATEGY FUND, LTD.

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Investment Advisor

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

RCG MULTI-STRATEGY MASTER FUND, LTD.         RAMIUS MASTER FUND, LTD.

By: RCG Asia Advisors, LLC,                  By: Ramius Advisors, LLC,
    its Investment Advisor                       its Investment Advisor

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Managing Member                          its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

CUSIP No. 032515108                 13G                     Page 27 of 27 Pages


RAMIUS, LP                                   RCG BALDWIN, LP

By: Ramius Advisors, LLC,                    By: Ramius Advisors, LLC,
    its Investment Advisor                       its Investment Advisor

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Managing Member                          its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon\
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

RCG ASIA ADVISORS, LLC                       RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Managing Member                          its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -----------------------------                ------------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

RAMIUS SECURITIES, LLC                       C4S & CO., L.L.C.

By: Ramius Capital Group, LLC,               By: /s/ Jeffrey M. Solomon
    its Managing Member                         ------------------------------
                                                Name:  Jeffrey M. Solomon
                                                Title: Managing Member
By: C4S & Co., L.L.C.,
    its Managing Member

By: /s/ Jeffrey M. Solomon
   -----------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

MORGAN B. STARK                              PETER A. COHEN



/s/ Morgan B. Stark                          /s/ Peter A. Cohen
-----------------------------                ------------------------------


THOMAS W. STRAUSS                            JEFFREY M. SOLOMON



/s/ Thomas W. Strauss                        /s/ Jeffrey M. Solomon
-----------------------------                ------------------------------